Exhibit 10.3

AMENDMENT TO SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT (the “Amendment”) is made effective as of September 15, 2016 by and among VIVOS BIOTECHNOLOGIES, INC. (formerly, Corrective Biotechnologies, Inc.), a Wyoming corporation with offices located at 605 W. Know Road, Suite 202, Tempe, Arizona 85284, (“Vivos Biotechnologies”), BIOMODELING SOLUTIONS, INC., an Oregon corporation with offices located at 17933 NW Evergreen Pkwy., Suite 28, Beaverton, OR 97006 (“BioModeling”), the BioModeling shareholders who have consented to this Amendment (the “BioModeling Shareholders”), FIRST VIVOS, INC., a Texas corporation with offices at 514 Country Lane, Coppell, TX 75019 and the Vivos shareholders who have consented to this Amendment (the “Vivos Shareholders”). Vivos Biotechnologies, BioModeling, the BioModeling Shareholders, Vivos and the Vivos Shareholders may collectively be referred to as the “Parties”.

BACKGROUND

A. Vivos Biotechnologies, BioModeling, the BioModeling Shareholders, Vivos and the Vivos Shareholders are the parties to that certain Share Exchange Agreement dated August 10, 2016 (the “Agreement”); and

B. The Parties desire to amend certain parts of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the execution and delivery of the Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Section 5.01(A) of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.01 (A) The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined): (i) the BioModeling Shareholders shall sell, assign, transfer and deliver to Vivos Biotechnologies, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, not less than an aggregate of 80% of the shares of BioModeling held by the BioModeling Shareholders as a group; and (ii) the Vivos Shareholders shall sell, assign, transfer and deliver to Vivos Biotechnologies, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, not less than an aggregate of 80% of the shares of Vivos held by the BioModeling Shareholders as a group. The objective of such purchase (the “Exchange”) being the acquisition by Vivos Biotechnologies of not less than an aggregate of 80% of the issued and outstanding shares of BioModeling and Vivos. In exchange for the transfer of such common stock by the BioModeling Shareholders and the Vivos Shareholders, Vivos Biotechnologies shall reserve and shall deliver to the BioModeling Shareholders and the Vivos Shareholders an aggregate of up to 20,000,000 shares of Vivos Biotechnologies’ common stock in the amounts set forth on Exhibit A to this Agreement (the “Exchange Shares”) and is hereinafter referred to as the “Exchange Consideration”. At the Closing Date, all share certificates of the BioModeling Shareholders and the Vivos Shareholders who have agreed to exchange their shares for those of Vivos Biotechnologies shall be cancelled and thereafter considered null and void and each shall, upon request, be entitled to receive a certificate or certificates evidencing their ownership of the Exchange Shares. Currently Vivos Biotechnologies intends to maintain an electronic record of shareholders and not issue paper certificates except upon request of a shareholder.

2. Section 5.02 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.02 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur following completion of the conditions set forth in Articles VII and VIII, and upon delivery of the Exchange Consideration as described in Section 5.01 herein. The Closing shall take place at a mutually agreeable time and place and is anticipated to close by no later than September 30, 2016. The Board of Directors of Vivos Biotechnologies shall be authorized and empowered to accept, at its sole and exclusive discretion, any late Exchange Consideration that may be presented to it after September 30, 2016.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Agreement. All initial capitalized terms used in this Amendment shall have the same meaning as set forth in the Agreement unless otherwise provided. Except as specifically modified hereby, all of the provisions of the Agreement which are not in conflict with the terms of this Amendment shall remain in full force and effect.

SIGNATURE PAGE FOR ENTITIES

IN WITNESS WHEREOF, the corporate parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

VIVOS BIOTECHNOLOGIES, INC.
(formerly, Corrective Biotechnologies, Inc.)
a Wyoming corporation

By:	/s/ Gregg C.E. Johnson
Gregg C. E. Johnson, Director & Secretary Treasurer

BIOMODELING SOLUTIONS, INC.
an Oregon corporation

By:	/s/ Dr. G. Dave Singh
Dr. Dave Singh, Chief Executive Officer

FIRST VIVOS, INC. a Texas corporation

By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman, Chief Executive Officer

EXHIBIT A

EXCHANGE SHARES FOR BIOMODELING SHAREHOLDERS

Shareholder Name and Address	BioModeling Solutions Shares (to be exchanged)	Vivos Biotechnologies Shares*	% Interest in Vivos Biotechnologies after Exchange

Dr. Dave Singh	12,000,000	9,657,948	42.92%

Dr. Martha Cortes	25,000	20,121	0.09%

Tara McLane Griffin	25,000	20,121	0.09%

Irma Jean Soderbery	200,000	160,966	0.72%

Dennis Klemp and Melodi Klemp	50,000	40,241	0.18%

Charles S. Howard, Trustee of the C.S. Howard Trust u/a/d 11/4/03	25,000	20,121	0.09%

Dr. Edna Santos	25,000	20,121	0.09%

Mary Ann Baysac, DDS, MPH	25,000	20,121	0.09%

Thomas N. Toothacker	25,000	20,121	0.09%

Timothy A. Timmins	25,000	20,121	0.09%

Total	12,425,000	10,000,000	44.44%

* Shares to be issued to shareholders of BioModeling who have consented to this Amendment.

EXCHANGE SHARES FOR VIVOS SOLUTIONS SHAREHOLDERS

Shareholder Name	Vivos Shares (to be exchanged)	Vivos Biotechnologies Shares*	% Interest in Vivos Biotechnologies after Exchange

R. Kirk Huntsman	2,800	5,600,000	24.89%

Joe Womack	550	1,100,000	4.89%

Susan McCullough	550	1,100,000	4.89%

RaeAnn Byrnes	550	1,100,000	4.89%

Todd Huntsman	550	1,100,000	4.89%

Total	5,000	10,000,000	44.44%

* Shares to be issued to shareholders of Vivos who have consented to this Amendment.